UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

270 E. Grand Avenue South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

Effective January 27, 2015, the Board of Directors (the “Board”) of Portola Pharmaceuticals, Inc. (“Portola”) appointed Laura Brege to the Board as a Class III director and a member of the Audit Committee of the Board, to serve until Portola’s 2016 annual meeting of stockholders.

There were no arrangements or understandings between Ms. Brege and any other persons pursuant to which she was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”) between Ms. Brege and Portola required to be disclosed herein.

Pursuant to Portola’s Non-Employee Director Compensation Policy, Ms. Brege will receive annual cash compensation in the amount $50,000 for her Board service and annual cash compensation in the amount of $6,500 for her service as a member of the Audit Committee.  The Board will also grant Ms. Brege an initial option to purchase 20,000 shares of Portola’s common stock (“Common Stock”) under Portola’s 2013 Equity Incentive Plan with an exercise price equal to the per share closing price of the Common Stock on the NASDAQ Global Select Market on the date of grant.  Ms. Brege will enter into Portola’s standard indemnification agreement for directors as described under “Limitation on Liability and Indemnification Matters” in Portola’s Form S-1 filed with the SEC on November 16, 2013.

Ms Brege currently serves as Chief Executive Officer and President of Nodality, Inc., a private company focused on innovative personalized medicine.  Prior to joining Nodality in September 2012, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., from June 2006 to December 2011, including Executive Vice President and Chief Operating Officer. Before joining Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies, since 1999. Prior to Red Rock, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics. Earlier in her career, Ms. Brege served as Vice President and Chief Financial Officer at Flextronics and Vice President and Treasurer of The Cooper Companies. Ms. Brege currently sits on the boards of directors of the following public companies: Acadia Pharmaceuticals, Inc., Aratana Therapeutics, Inc., Delcath Systems, Inc., and Pacira Pharmaceuticals, Inc.

2015 Merit Bonus Payment, 2015 Base Salaries, Option, Restricted Stock and Performance Share Grants

On January 27, 2015, the Compensation Committee of the Board (the “Compensation Committee”) approved for Portola’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission): (i) cash incentive bonuses for the 2014 fiscal year payable in connection with each named executive officer’s job performance during 2014, (ii) 2015 base salaries (effective retroactively to January 1, 2015), and (iii) certain grants of stock options, restricted stock unit awards and performance stock unit awards (the “2015 Executive Compensation”).  The Board, after considering the recommendation by the Compensation Committee, approved the 2015 Executive Compensation as set forth in the table below:

Name and Position	Fiscal year 2015 Base Salary (1)	2015 Merit Bonus(2)	Number of Shares subject to option grant (3)	Number of Shares subject to RSU grant(4)	Number of Shares subject to PSU grant(5)
William Lis, President & Chief Executive Officer	$500,000	$267,750.00	130,000	27,500	70,000
John T. Curnutte, M.D., Ph.D. Executive Vice President, Head of Research and Development	$415,900	$153,719.01	46,000	10,000	35,000
Mardi C. Dier, Executive Vice President, Chief Financial Officer	$385,600	$167,519.50	56,000	12,000	35,000

Notes:

(1)	Effective January 1, 2015.
(2)

For the named executive officers other than the chief financial officer, the 2015 Merit Bonus Payment is based on achievement of 2014 corporate objectives, and for the chief financial officer, includes an additional $25,000 for the successful completion of corporate financing activities in 2014.  The Board, upon recommendation by the Compensation Committee, approved and determined the corporate component of such bonuses based on achievement of approved 2014 corporate objectives.

(3)

Granted by the Board, upon recommendation by the Compensation Committee, on January 27, 2015. The exercise price per share of such option grant is $29.72, the closing price of the Company¹s common stock on the NASDAQ Global Select Market on the date of grant. The shares subject to each option vest commencing January 1, 2015, in equal monthly installments over four years.

(4)

Granted by the Board, upon recommendation by the Compensation Committee, on January 27, 2015. The shares subject to each RSU vest commencing March 1, 2015, in equal annual installments over three years.

(5)

Granted by the Board, upon recommendation by the Compensation Committee, on January 27, 2015. At any time over the four years following the date of grant, half of the shares subject to each PSU will be earned when the average closing price of Portola’s stock on the NASDAQ Global Select Market is above $50 per share for 45 consecutive trading days, and an additional half of the shares will be earned when the average closing price of Portola’s stock is above $60 per share for 45 consecutive trading days during such four year period.  Any shares earned will then vest on the one year anniversary of the date such shares were earned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.

Dated: February 2, 2015
	By:	/s/ Mardi C. Dier
Mardi C. Dier
Executive Vice President and Chief Financial Officer